Exhibit 4.1

FORM OF PROVISIONS ATTACHING TO
5.50% NON-CUMULATIVE PERPETUAL FIRST PREFERRED SHARES, SERIES C-1
OF
ROYAL BANK OF CANADA
(the “Bank”)

The C-1 series of First Preferred Shares will consist of 175,000 shares designated as “5.50% Non-Cumulative Perpetual First Preferred Shares, Series C-1” (the “Preferred Shares Series C-1”) and, in addition and subject to the rights, privileges, restrictions and conditions attaching to the First Preferred Shares as a class, the rights, privileges, restrictions and conditions attaching to the Preferred Shares Series C-1 shall be as follows:

Section 1.            Definitions.

(a)            “Board” means the Board of Directors of the Bank

(b)            “Business Day” means any weekday that is not a legal holiday in New York, New York or Toronto, Ontario, Canada and that is not a day on which banking institutions in New York, New York or Toronto, Ontario, Canada are closed.

(c)            “Common Shares” means the common shares, without nominal or par value, of the Bank.

(d)            “DTC” means The Depository Trust Company.

(e)            “First Preferred Shares” means any and all series of First Preferred Shares of the Bank, without nominal or par value, including the Preferred Shares Series C-1.

(f)             “original issue date” means the date of issue of the Preferred Shares Series C-1.

(g)            “Series C-1 Dividend Payment Date” has the meaning set forth in Section 3(b).

(h)            “Series C-1 Dividend Period” means the period from and including a Series C-1 Dividend Payment Date to but excluding the next Series C-1 Dividend Payment Date, except that the initial Series C-1 Dividend Period will be deemed to have commenced on and include November 13, 2015.

(i)             “Series C-1 Junior Securities” has the meaning set forth in Section 2(a).

(j)             “Series C-1 Parity Securities” has the meaning set forth in Section 2(b).

(k)            “Series C-1 Senior Securities” has the meaning set forth in Section 2(c).

(l)             “U.S.$” means United States dollars.

Section 2.            Ranking.  The Preferred Shares Series C-1 shall rank:

(a)            senior, as to dividends and, upon liquidation, dissolution or winding up of the Bank, in the distribution of assets, to the Common Shares, and to any other class or series of shares of the Bank now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Preferred Shares Series C-1 as to dividends and upon liquidation, dissolution and winding up of the Bank, in the distribution of assets, as the case may be (collectively, “Series C-1 Junior Securities”);

(b)            on a parity, as to dividends and, upon liquidation, dissolution or winding up of the Bank, in the distribution of assets, with any class or series of shares of the Bank now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Preferred Shares Series C-1 as to dividends and, upon liquidation, dissolution or winding up of the Bank, in the distribution of assets, as the case may be (collectively, “Series C-1 Parity Securities”); and

(c)            junior, to each other class or series of shares of the Bank, now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Preferred Shares Series C-1 to dividends or, upon liquidation, dissolution or winding up of the Bank, in the distribution of assets (collectively, “Series C-1 Senior Securities”).

(d)            the Bank may authorize and issue additional shares of Series C-1 Junior Securities and Series C-1 Parity Securities without the consent of the holders of the Preferred Shares Series C-1.

Section 3.            Dividends.

(a)            Holders of Preferred Shares Series C-1 will be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment therefor, non-cumulative cash dividends in lawful currency of the United States of America based on the liquidation preference of the Preferred Shares Series C-1 at a rate equal to 5.50% per annum for each Series C-1 Dividend Period accruing from November 13, 2015 to, but excluding, the redemption date of the Preferred Shares Series C-1, if any.  If the Bank issues additional Preferred Shares Series C-1 after the original issue date, dividends on such shares will accrue from the date such additional shares are issued.

(b)            If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Preferred Shares Series C-1 (each such date, a “Series C-1 Dividend Payment Date”) quarterly, in arrears, on February 13, May 13, August 13 and November 13 of each year beginning on February 13, 2016.  If any Series C-1 Dividend Payment Date is not a Business Day, then the payment will be made on the next Business Day without any adjustment to the amount of dividends paid.

(c)            Dividends will be payable to holders of record of Preferred Shares Series C-1 as they appear on the Bank’s books on the applicable record date, which shall be the 15th calendar day before the applicable Series C-1 Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Series C-1 Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(d)            Dividends payable on Preferred Shares Series C-1 will be computed on the basis of any year of twelve 30-day months.  Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Preferred Shares Series C-1 will cease to accrue on the redemption date, if any, unless the Bank defaults in the payment of the redemption price of the Preferred Shares Series C-1 called for redemption.

(e)            Dividends on the Preferred Shares Series C-1 will not be cumulative.  If the Board or a duly authorized committee of the Board does not declare a dividend on the Preferred Shares Series C-1 in respect of a Series C-1 Dividend Period, then no dividend shall be deemed to have accrued for such Series C-1 Dividend Period, be payable on the applicable Series C-1 Dividend Payment Date or be cumulative, and the Bank will have no obligation to pay any dividend for that Series C-1 Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series C-1 Dividend Period with respect to the Preferred Shares Series C-1 or any other class or series of the Bank’s First Preferred Shares.

(f)             So long as any share of Preferred Shares Series C-1 remains outstanding, unless the full dividends for the preceding Series C-1 Dividend Period on all outstanding Preferred Shares Series C-1 have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

 (1)           no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series C-1 Junior Securities (other than (i) a dividend payable solely in Series C-1 Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

 (2)           no Series C-1 Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Bank, directly or indirectly (other than (i) as a result of a reclassification of Series C-1 Junior Securities for or into other Series C-1 Junior Securities, (ii) the exchange or conversion of one share of Series C-1 Junior Securities for or into another share of Series C-1 Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series C-1 Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series C-1 Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series C-1 Junior Securities pursuant to a contractually binding requirement to buy Series C-1 Junior Securities existing prior to the preceding Series C-1 Dividend Period, including under a contractually binding share repurchase plan, (vi) the purchase of fractional interests in shares of Series C-1 Junior Securities pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Bank; and

 (3)           no shares of Series C-1 Parity Securities, if any, shall be repurchased, redeemed or otherwise acquired for consideration by the Bank otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Shares Series C-1 and the Series C-1 Parity Securities, if any, except for conversion into or exchange of Series C-1 Junior Securities, during a Series C-1 Dividend Period.

(g)            When dividends are not paid in full upon the Preferred Shares Series C-1 and Series C-1 Parity Securities, if any, all dividends declared upon Preferred Shares Series C-1 and Series C-1 Parity Securities, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Preferred Shares Series C-1, and accrued dividends, including any accumulations, on Series C-1 Parity Securities, if any, bear to each other for the then-current Series C-1 Dividend Period.

(h)            Subject to the foregoing, and not otherwise, dividends (payable in cash, shares or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Shares and any Series C-1 Junior Securities or Series C-1 Parity Securities from time to time out of any assets legally available for such payment, and the holders of Preferred Shares Series C-1 shall not be entitled to participate in any such dividend.

(i)             Dividends on the Preferred Shares Series C-1 will not be declared, paid or set aside for payment to the extent such act would cause the Bank to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Section 4.            Liquidation.

(a)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the Bank, holders of Preferred Shares Series C-1 are entitled to receive out of assets of the Bank available for distribution to shareholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any Series C-1 Senior Securities, before any distribution of assets is made to holders of Common Shares or any Series C-1 Junior Securities, a liquidating distribution in the amount of the liquidation preference of U.S.$1,000 per share plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends.  Holders of Preferred Shares Series C-1 will not be entitled to any other amounts from the Bank after they have received their full liquidating distribution.

(b)            In any such distribution, if the assets of the Bank are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of Preferred Shares Series C-1 and all holders of Series C-1 Parity Securities, if any, as to such distribution with the Preferred Shares Series C-1 the amounts paid to the holders of Preferred Shares Series C-1 and to the holders of all Series C-1 Parity Securities, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders.  If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Preferred Shares Series C-1 and Series C-1 Parity Securities, if any, the holders of the Bank’s Series C-1 Junior Securities shall be entitled to receive all remaining assets of the Bank according to their respective rights and preferences.

(c)            For purposes of this section, the merger, consolidation or amalgamation of the Bank with any other entity, including a merger, consolidation or amalgamation in which the holders of Preferred Shares Series C-1 receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Bank for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Bank.

Section 5.            Redemption.

(a)            Preferred Shares Series C-1 are perpetual and have no maturity date.  Preferred Shares Series C-1 are not subject to any mandatory redemption, sinking fund or other similar provisions.  On and after November 13, 2017, Preferred Shares Series C-1 will be redeemable at the option of the Bank, in whole or in part, from time to time, on any Series C-1 Dividend Payment Date, at a redemption price equal to U.S.$1,000 per share, plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the Preferred Shares Series C-1 called for redemption up to but excluding the redemption date.  Holders of Preferred Shares Series C-1 will have no right to require the redemption or repurchase of Preferred Shares Series C-1.

(b)            If Preferred Shares Series C-1 are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Preferred Shares Series C-1 to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Preferred Shares Series C-1 are held in book-entry form through DTC, the Bank may give such notice in any manner permitted by DTC).  Each notice of redemption will include a statement setting forth:  (i) the redemption date; (ii) the number of Preferred Shares Series C-1 to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing Preferred Shares Series C-1 are to be surrendered for payment of the redemption price and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.  If notice of redemption of any Preferred Shares Series C-1 has been duly given and if the funds necessary for such redemption have been set aside by the Bank for the benefit of the holders of any Preferred Shares Series C-1 so called for redemption, then, on and after the redemption date, dividends will cease to accrue on Preferred Shares Series C-1, and such Preferred Shares Series C-1 shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends.

(c)            In case of any redemption of only part of the Preferred Shares Series C-1 at the time outstanding, the shares to be redeemed shall be selected either (i) pro rata, (ii) by lot or (iii) in such other manner as the Bank may determine to be fair and equitable; provided, however, that if for so long as the Preferred Shares Series C-1 or the depositary shares representing Preferred Shares Series C-1 are listed on the New York Stock Exchange, the foregoing clause (iii) shall apply only if such method of selection is not then prohibited by any then applicable rule of the New York Stock Exchange or the New York Stock Exchange consents to or grants a waiver or exemption from such rule.  Subject to the provisions hereof, the Board shall have full power and authority to prescribe the terms and conditions upon which Preferred Shares Series C-1 shall be redeemed from time to time.

Section 6.            Voting Rights.

(a)            Except as provided below or as expressly required by law, the holders of Preferred Shares Series C-1 shall have no voting power, and no right to vote on any matter at any time, either as a separate Series or class or together with any other Series or class of shares.

(b)            So long as any Preferred Shares Series C-1 remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the Preferred Shares Series C-1 at the time outstanding, voting separately as a class, shall be required to:  (1) amend, alter or repeal the provisions attaching to the Preferred Shares Series C-1 or the Bank’s By-laws, whether by merger, consolidation, amalgamation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the Preferred Shares Series C-1; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights:  (i) increases in the amount of the authorized preferred shares, except as provided in subclause (2); (ii) increases or decreases in the number of shares of any series of preferred shares, which series is of Series C-1 Parity Securities or Series C-1 Junior Securities; or (iii) the authorization, creation and issuance of other classes or series of shares (or securities convertible or exchangeable into such shares), which series or class is of Series C-1 Parity Securities or Series C-1 Junior Securities; (2) amend or alter the Bank’s By-laws to authorize or increase the authorized amount of or issue shares of any class or series of shares, or reclassify any of the Bank’s authorized shares into any such shares ranking senior to the Preferred Shares Series C-1 with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Bank or issue any obligation or security convertible into or evidencing the right to purchase any such senior shares; (3) consummate a binding share exchange, a reclassification involving the Preferred Shares Series C-1 or a merger, consolidation or amalgamation of the Bank with or into another entity; provided, however, that the holder of Preferred Shares Series C-1 will have no right to vote under this provision if in each case:  (i) the Preferred Shares Series C-1 remain outstanding or, in the case of any such merger, consolidation or amalgamation with respect to which the Bank is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent); and (ii) the Preferred Shares Series C-1 remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holder thereof than the powers, preferences and special rights of the Preferred Shares Series C-1, taken as a whole.  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Shares Series C-1 shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Bank for the benefit of the holders of Preferred Shares Series C-1 to effect such redemption.

(c)            If the Bank fails to pay, or declare and set apart for payment, dividends on outstanding Preferred Shares Series C-1 or any other series of preferred shares of the Bank for six Series C-1 Dividend Periods, or their equivalent, whether or not consecutive, the number of directors on the Board shall be increased by two at the Bank’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until cumulative dividends payable for all past Series C-1 Dividend Periods and continuous noncumulative dividends for at least one year on all outstanding preferred shares of the Bank entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of Preferred Shares Series C-1 shall have the right, voting separately as a class together with holders of any Series C-1 Parity Securities that have similar voting rights, if any, to elect such two additional members of the Bank’s Board to hold office for a term of one year.  Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of Preferred Shares Series C-1 shall cease, subject to increase in the number of directors as described in this Subsection (c) and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described in this Subsection (c).

Section 7.            Conversion Rights.  The holders of Preferred Shares Series C-1 shall not have any rights to convert such shares into shares of any other class or series of securities of the Bank.

Section 8.            Preemptive Rights.  The holders of Preferred Shares Series C-1 will have no preemptive rights with respect to any of the Bank’s shares or any of its other securities convertible into or carrying rights or options to purchase any such shares.

Section 9.            Certificates.  The Bank may at its option issue Preferred Shares Series C-1 without certificates.

Section 10.          Transfer Agent.  The duly appointed transfer agent for the Preferred Shares Series C-1 shall be Computershare Trust Company of Canada.  The Bank may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Bank and the transfer agent; provided that the Bank shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.  Upon any such removal or appointment, the Bank shall send notice thereof by first class mail, postage prepaid, to the holders of the Preferred Shares Series C-1.

Section 11.          Registrar.  The duly appointed registrar for the Preferred Shares Series C-1 shall be Computershare Trust Company of Canada.  The Bank may, in its sole discretion, remove the registrar in accordance with the agreement between the Bank and the registrar; provided that the Bank shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.  Upon any such removal or appointment, the Bank shall send notice thereof by first-class mail, postage prepaid, to the holders of the Preferred Shares Series C-1.